UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 16, 2006

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona		85255
(Address of Principal Executive Offices)		(Zip Code)

(480) 609-3330

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 16, 2006, we amended and restated our senior unsecured revolving credit facility. Under the First Amended and Restated Credit Agreement with Guaranty Bank, as administrative agent, and a number of other financial institutions (the “Amended Credit Agreement”), our credit facility was increased from $600 million to $800 million, and the term was extended from May 2009 to May 2010. The maximum borrowings under the Amended Credit Agreement are based on the amount of qualifying borrowing base assets (generally real estate assets), limited to the facility size. In addition, the Amended Credit Agreement includes an accordion feature that will allow Meritage to request from time to time an increase of up to $250 million in the maximum borrowing commitment. Each member of the lending group may elect to participate or not participate in any request we make to increase the maximum borrowing commitment. In addition, any increase in the borrowing capacity pursuant to this accordion feature is subject to certain terms and conditions, including the absence of an event of default. All of Meritage’s 100% owned subsidiaries are guarantors under the Amended Credit Agreement.

At May 16, 2006, interest was payable on borrowings under the Amended Credit Agreement at 1.25% above the Eurodollar rate or at other specified variable rates as selected by Meritage from time to time. The interest rate is subject to adjustment based on Meritage’s debt rating and leverage ratio. At May 16, 2006 Meritage had approximately $225.5 million of borrowings outstanding and approximately $112.0 million of letters of credit outstanding under the Amended Credit Agreement.

Under the terms of the Amended Credit Agreement, Meritage is required to maintain consolidated tangible net worth (as defined in the Amended Credit Agreement) of $500 million plus 50% of consolidated net income (as defined in the Amended Credit Agreement) for each full fiscal quarter ending after December 31, 2005 plus an amount equal to 50% of the aggregate increases in consolidated tangible net worth (as defined in the Amended Credit Agreement) after December 31, 2005 by reason of the issuance and sale of equity interests, plus an amount equal to the net worth of any person that becomes a guarantor under the Amended Credit Agreement after December 31, 2005 by reason of merger or acquisition. In addition, Meritage may not permit its leverage ratio (as defined in the Amended Credit Agreement) at any time during any period of four fiscal quarters to be greater than 2.25 to 1.

The Amended Credit Agreement also contains other customary covenants that limit the incurrence of additional indebtedness and the types and amounts of real estate assets that we may own at any given time, asset dispositions, mergers, certain investments and creations of liens, among other items.

The above description of the Amended Credit Agreement is qualified in its entirety by reference to the full and complete terms contained in the Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference.

Item 9.01                Financial Statements and Exhibits

(d)                                 Exhibits

10.1         First Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2005

MERITAGE HOMES CORPORATION

/s/ Vicki L. Biggs
By: Vicki L. Biggs
Controller and Chief Accounting Officer